Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 24, 2020 relating to the financial statements of Bristol-Myers Squibb Company and the effectiveness of Bristol-Myers Squibb Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bristol-Myers Squibb Company for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 19, 2020